KOHL'S CORPORATION REPORTS JANUARY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - February 3, 2011 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the four-week month ended January 29, 2011 increased 3.4 percent over the four-week month ended January 30, 2010. On a comparable store basis, January sales increased 1.4 percent. For the full year, total sales increased 7.1 percent and comparable store sales increased 4.4 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "January's sales results benefitted from continued strength in our e-commerce business as sales increased 60 percent over last year. The Midwest region reported the strongest comp sales for the month on a regional basis, with the Northeast region being most affected by snowstorms during the month. From a line-of-business perspective, Men's and Home outperformed the company on a comparable store sales basis."

			% Change .
	Total Sales .		Total Sales .		Comparable Sales .
($ in millions)	This Year	Last Year	This Year	Last Year	This Year	Last Year
January	$ 825	$ 798	3.4%	10.7%	1.4%	6.5%
Quarter	6,038	5,682	6.3	8.5	4.3	4.5
Year	18,391	17,178	7.1	4.8	4.4	0.4

As a result of its January performance, the Company now expects diluted earnings per share of $1.65 to $1.66 for the fourth quarter and $3.64 to $3.65 for fiscal 2010 versus its previous guidance of $1.62 to $1.66 for the fourth quarter and $3.61 to $3.65 for fiscal 2010.

The Company operates 1,089 stores in 49 states, compared to 1,058 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EST on Thursday, February 3 until 8:30 PM EST on Friday, February 4, 2011. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Fourth Quarter 2010 Earnings Release and Conference Call

Kohl's will release its fourth quarter earnings on Thursday, February 24, 2011 at 7:00 AM EST. A conference call is scheduled at 8:30 AM EST. Investors will have an opportunity to listen to the conference call by dialing (706) 902-0486, using Conference ID 40249720. A replay of the call will also be accessible beginning at approximately 9:30 AM EST on February 24, until midnight EDT on March 24, 2011. To listen to the replay, dial (800) 642-1687 or (706) 645-9291, and use Conference ID 40249720.

In addition, the call will be web cast live over the Internet through the Company's web site located at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. To participate in the conference, register at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=60706&eventID=2807929 at least ten minutes prior to the call to download and install any necessary audio software. The web cast will be available for 30 days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted earnings. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates its 1,089 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $150 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464